Exhibit 10.9

PURCHASE AND SALE AGREEMENT

AGREEMENT made as of this _____ day of October 2017 by and between Greg DiPaolo’s Pro Am Golf, LLC, having an address at 7060 East Lake Rd.- Route 5, Westfield, NY 14787, email: dumptruck1@fairpoint.net (the “Seller”) and WEED, Inc., a Nevada corporation, having an address at 4920 N. Post Trail, Tucson, AZ 85750, email: gemartin21@aol.com, as agent for a limited liability entity to be formed (the “Purchaser”).

RECITALS:

WHEREAS Seller is the owner of that certain improved real property located at 7060 East Lake Rd., Westfield, New York known as Sugar Hill Golf Course.

WHEREAS Purchaser desires to purchase, and Seller desires to sell, such real property on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

1.
Description. Seller hereby agrees to sell and convey, and Purchaser agrees to purchase from Seller, on the terms and conditions set forth herein, the following:

1.1
Premises. That certain real estate located at 7060 East Lake Rd., Westfield, County of Chautauqua, State of New York, with approximately 44.8 acres and tax map numbers 160.00-2-06, 160.00-2-07 and 160.00-2-46, along with all improvements situated thereon and all fixtures, machinery and equipment attached or appurtenant to the land or building used in connection with it (the “Premises”); together with all right, title and interest of Seller, if any, in and to the land lying in the bed of any street, highway, waterway and the lake adjoining the Premises and to any taking by condemnation or any damage to the Premises by reason of a change of grade of any street or highway, and all of the estate and rights of Seller in and to the Premises. The parties may, prior to Closing, enter into an agreement for the purchase and sale of personal property used in the operation of the golf course located at the Premises.

2.

Purchase Price. The total consideration for the Premises shall be the sum of $800,000 (the “Purchase Price”) and payable in the following manner:

2.1
Earnest Money Deposit. Upon execution of this Agreement by all parties, Purchaser shall pay to Gleichenhaus, Marchese & Weishaar, P.C. (the “Escrow Agent”), to be held in a non-interest bearing escrow account, subject to the terms of Section 16 of this Agreement, the sum of $10,000 (the “Deposit”). The Deposit is non-refundable, except as set forth in Sections 2.3 and 4.1.

2.2
Balance of Purchase Price. On the Closing Date (as hereinafter defined), Purchaser shall pay the Purchase Price, plus or minus prorations and adjustments in accordance with this Agreement, to Seller in cash, bank wire, bank check or certified check, less the Deposit.

2.3
Default. If Seller is unable or unwilling to perform or transfer its rights, title and interest to Purchaser in accordance with the terms of this Agreement, or willfully defaults under this Agreement, Purchaser shall have the following remedies: (a) receive a refund of the Deposit, (b) bring an action for specific performance, and (c) sue for damages. If Purchaser shall fail to perform any of its obligations hereunder and Seller is not in default hereunder, Seller's sole remedy shall be to retain the Deposit as liquidated damages, and thereupon Purchaser and Seller shall each be released from all liability under this Agreement.

3.
Initial Due Diligence Material. Within 10 days after the date of this Agreement is executed by the Seller, Seller shall deliver to Purchaser copies of the following:

3.1
The original abstract of title and/or any title insurance policy in Seller’s possession.

3.2
An original of the survey for the Premises dated January 2, 2007.

3.3
All correspondence, reports, evaluations, assessments, audits and other materials in Seller’s possession that relate to environmental, soil conditions and engineering reports, and related matters at the Premises.

4.
Title Documents. Purchaser may obtain the following items at its expense, but Purchaser shall receive a credit at closing for any such out of pocket expenses: (i) a full land/title abstract covering the Premises (minimum 80 year search) together with a current title “date down” dated subsequent to the date of this Agreement (“Abstract”), (ii) complete tax search for the Premises dated after the date of this Agreement (“Tax Search”), (iii) legible recorded copies of all encumbrances for the Premises (“Recorded Documents”), (iv) a survey according to Chautauqua County Bar Association standards for the Premises prepared by a land surveyor licensed in New York State which shall be certified to the Purchaser and then redated within thirty (30) days of the Closing Date (“Survey”) and (v) State and County UCC searches for the Seller and previous owners of the Premises for the five (5) years prior to the date of this Agreement (“UCC Search”) (the Abstract, Tax Search, Recorded Documents, Survey and UCC Searches are collectively referred to as the “Title Documents”). Purchaser may, in its sole and absolute discretion, disapprove any title exceptions or survey matters set forth on the Title Documents and shall notify Seller of any such disapproved title exceptions (“Disapproved Encumbrances”). If within ten (10) days after receipt of notice of the Disapproved Encumbrances, Seller is unable to cure, cause the removal of, or obtain title insurance (at Seller’s sole cost and expense) against the Disapproved Encumbrances, then Purchaser will have the option to either (i) waive the Disapproved Encumbrances and proceed to Closing (as hereinafter defined), or (ii) terminate this Agreement by notice to Seller in which event the Deposit and out of pocket expenses to third parties will be immediately refunded to the Purchaser.

5.
Contingencies. The following contingencies shall apply to the Purchaser’s obligation to purchase the Premises.

5.1
Inspection Contingency. Purchaser shall have a period of 45 days from the date the Deposit is delivered to the Escrow Agent (the “Inspection Period”) to determine to its satisfaction whether the Premises is acceptable to Purchaser in Purchaser’s sole and absolute discretion. In the event Purchaser determines that the Premises is not suitable then Purchaser may, at its sole and absolute election (a) terminate this Agreement by giving Seller written notice of its election to terminate during the Inspection Period, or (b) waive this inspection contingency and proceed to Closing. If Purchaser shall not have notified Seller of the release of this inspection contingency in writing during the Inspection Period, then the Inspection Period shall be extended until the fifth business day following Purchaser’s receipt of Seller’s written notice which shall require Purchaser to waive this inspection contingency and proceed to Closing or terminate this Agreement at which time the inspection contingency shall be deemed to have not been satisfied and thereupon this Agreement will be considered to have been terminated and Purchaser and Seller shall each be released from all liability under this Agreement.

5.2
Financing Contingency. Purchaser shall have a period of 90 days from the date the Deposit is delivered to the Escrow Agent (the “Financing Period”) to obtain a written commitment from a lender, in the usual form of such lender, to make a secured loan to pay the Purchase Price upon terms acceptable to Purchaser (the “Commitment Letter”). Purchaser shall pay all fees, costs and expenses of procuring such commitment and loan. If a Commitment Letter is not issued within the Financing Period, this agreement shall continue in full force and effect (but no longer subject to the contingency provided in this Section 5.2) unless: (1) Purchaser delivers to Seller's attorney, within three business days after the expiration of the Financing Period, a written notice that Purchaser was unable to procure such commitment and therefor elects to terminate this agreement; or (2) Purchaser obtains Seller's written consent to an extension of said Financing Period. If this agreement is terminated as provided above, Purchaser shall retain the Deposit, whereupon Seller and Purchaser shall have no further rights against each other hereunder.

6.
Purchaser Right to Enter Premises and Conduct Testing. During the Inspection Period, Purchaser shall have the right to conduct due diligence on and inspect the Premises and all buildings and improvements located on the Premises on reasonable notice to the Seller. In connection therewith, Purchaser or its engineers, architects, building consultants, environmental investigators or other representatives or agents shall have the right to do all environmental, surveying, engineering, seismographic, soil borings and other tests with respect to the Premises and the buildings and improvements located on the Premises for the purpose of satisfying purchaser, in its sole and absolute discretion, that the Premises is suitable for Purchaser’s purposes and that the Premises meets or exceeds all underwriting, legal and regulatory standards and requirements of Purchaser. Purchaser shall restore the Premises, improvements and buildings on the Premises to substantially the same condition as it was immediately prior to Purchaser's inspection. Purchaser shall defend, indemnify and hold Seller, its affiliates, subsidiaries, officers, directors and agents harmless from and against any injuries, loss, cost, expense or damage of any kind or nature suffered or incurred by Seller or its employees or agents as a result of such entry and inspection.

7.
Seller’s Representations and Warranties. Seller represents and warrants to the Purchaser that the following matters are true and correct as of the date hereof and as of the Closing Date. These provisions shall survive the Closing, or if the Closing does not occur, the termination of this Agreement:

7.1
Authorization. Seller has the requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and to execute this Agreement, the Deed, assignments and other instruments or documents reasonably necessary to effect the transactions contemplated by this Agreement.

7.2
Ownership. Seller is the sole and lawful owner of the Premises and there is no option to purchase, right of first refusal to purchase, contract of sale, mortgage, life estate or other limited estate, lease or tenancy affecting any portion of the Premises, except for this Agreement and any interest that will be terminated as of or before the Closing.

7.3
No Conflict. Neither the execution or delivery nor the performance of Seller of this Agreement or any of the other transaction documents to which Seller is a party will conflict with, or will result in a breach of, or will constitute a default under, (i) any judgment, statute, rule, order, decree, writ, injunction or regulation of any court or other governmental authority, or (ii) any agreement or instrument by which Seller may be bound. The parties confirm that the Agreement between them dated November 8, 2016 is terminated.

7.4
[Reserved].

7.5
Consents. No permit, approval, or authorization of, or designation, declaration or filing with, any governmental authority or any other person or entity on the part of Seller is required in connection with the execution or delivery by Seller of this Agreement or the consummation of the transactions contemplated hereby, except with regard to M&T Bank and the US Bankruptcy Court.

7.6
Litigation, etc. Except for Seller’s bankruptcy filing and any judgments listed therein, to the best of Seller’s knowledge after due inquiry, there is no suit, action or litigation, administrative hearing, arbitration, labor controversy or negotiation, or other proceeding or governmental inquiry or investigation known to Seller, affecting Seller or Seller’s properties (including, but not limited to, environmental or land use proceedings) pending or, to the best of Seller’s knowledge after due inquiry, threatened against the Seller which, if resolved adversely, would have a material adverse effect on the Premises or on the ability of Seller to consummate the transactions contemplated hereby. There are no known judgments, consent decrees or injunctions against, affecting or binding upon Seller. Seller has received no notice of any violations of any governmental law, ordinance, requirement, order or regulation the violation of which would have a material adverse effect on the Premises or on the ability of Seller to consummate the transactions contemplated hereby, and to Seller’s best knowledge after due inquiry Seller has received no notice of any claimed default with respect to any of the foregoing.

7.7
Condemnation. No condemnation action has been filed or threatened against the Premises.

7.8
Zoning. The Premises are zoned as follows: R-3 for tax parcels 160.00-2-6 and 160.00-2-7 and CR for tax parcel 160.00-2-46. The use being made of the Premises at present is in conformity with the special use permits issued by the Town of Portland and NYS DEC permits (SPDES Permit (Permit ID: 9-0660-0035/00001, NY 006816) and Lake Erie Freshwater Withdrawal permit (Permit ID: 9-0660-00163/00001)) issued for the Premises (the “Permits”); all required certificates and permits of that type have been issued, are in full force and effect; and the Premises comply with all applicable building, fire, zoning and other ordinances and regulations. No permits or licenses or certificates of occupancy pertaining to the ownership or operation of the Premises, other than the Permits, are required by any governmental agency having jurisdiction over the Premises or its operation.

7.9
No Violations, Proceedings or Restrictions. There is no action or proceeding (zoning or otherwise) or governmental investigation pending, or, to the knowledge of the Seller, threatened against or relating to the Seller, the Premises or the transaction contemplated by this Agreement, nor, to the knowledge of the Seller, is there any basis for such an action. The Premises and their present use and condition do not violate any applicable deed restrictions or other covenants, restrictions or agreements, site plan approvals, zoning or subdivision regulations or urban redevelopment plans applicable to the Premises, as modified by any duly issued variances. No notes or notices of violation of law or municipal ordinances or of federal, state, county or municipal or other governmental agency regulation, orders or requirements relating to the Premises have been entered or received by the Seller, and the Seller has no reason to believe that any note or notice may or will be entered.

7.10
Roads. The Seller has no knowledge of any federal, state or local plans to change the highway or road system in the vicinity of the Premises or to restrict or change access from any highway or road to the Premises or of any pending or threatened condemnation of the Premises or of any plans for improvements which might result in a special assessment against the Premises. All roads bounding the Premises are public roads and the deed is the only instrument necessary to convey to the Purchaser full access to and the right to the roads freely as well as all rights appurtenant to the Premises in the roads.

7.11
Utilities. Water is supplied to the Premises by private well. Natural gas is supplied by private gas well subject to the terms and conditions of a gas purchase agreement. There are electricity, data and telephone utilities serving the Premises.

7.12
Environmental Compliance. Seller and, to the best of its knowledge after due inquiry, any tenants who have occupied the Premises, are in compliance with all applicable federal, state and local laws and regulations relating to pollution control and environmental contamination including, without limitation, all laws and regulations governing the generation, use, collection, treatment, storage transportation, recovery, removal, discharge or disposal of hazardous materials (as defined below) and all laws and regulations with regard to record keeping, notification and reporting requirements respecting hazardous materials (as defined below). The Seller has not (i) received any notice of, or (ii) been subject to any administrative or judicial proceedings pursuant to such laws or regulations either now or at any time. There are no present facts or circumstances that could form the basis for the assertion of any claim against the Seller or to the best of its knowledge after due inquiry, any tenant relating to environmental matters including, without limitation, any claim arising from past or present environmental practices asserted under the comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), at the Resource Conservation and Recovery Act (“RCRA”) or any other federal, state or local environmental statute. No part of the Premises contains any offensive toxic contaminated, hazardous materials or any other substances which constitutes a health, safety or environmental risk to any person or property. For purposes of this paragraph, the term “hazardous materials” means materials defined as “hazardous substances”, “hazardous wastes” or “solid wastes” in CERCLA, RCRA and in any similar federal, state or local environmental statute.

7.13
No Flood Plain. The Premises is not located in a regulatory flood plain area (inclusive of flood way area) as defined by the most recent FEMA mapping for the community in which the Premises is located.

7.14
Leases. There are no leases or licenses affecting the Premises.

7.15
No Other Contracts. There are no unrecorded contracts or contracts which will affect the Premises and/or Purchaser from and after the Closing.

7.16
No Rollback Taxes. The Premises is not subject to any rollback taxes, any increase in taxes which are due to change in the ownership or use of the Premises.

7.17
No Encumbrances. There are no easements, rights of way, gas, timber, or mineral rights except as set forth in the Search and Seller warrants that it will not encumber the Premises without the Purchaser’s prior written consent.

7.18
Mechanic’s Liens. The Seller represents and warrants that no services, material or work have been supplied to the Seller’s contractors, subcontractors or materialmen with respect to the Premises for which payment has not been made in full. If, subsequent to the Closing Date, any mechanic’s or other lien, charge or order for the payment of money shall be filed against the Premises or against the Purchaser or the Purchaser’s assigns, based upon any act or omission, or alleged act or omission before or after the Closing Date, of the Seller, its agents, servants or employees, or any contractor, subcontractor or materialmen connected with the construction and completion by the Seller of improvements at the Premises, or repairs made to the Premises by or on behalf of the Seller (whether or not the lien, charge or order shall be valid or enforceable as such), within ten (10) days after notice to the Seller of the filing of notice, the Seller shall take action, by bonding, deposit, payment or otherwise, as will remove or satisfy the lien of record against the Premises.

7.19
Absence of Untrue Statements. No representation or warranty contained herein by or on behalf of the Seller, nor any statement or certificate furnished hereunder or in connection herewith, contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

8.
Covenants of Seller. Seller hereby covenants with Purchaser, as follows:

8.1
Transfers and Encumbrances. Between the date hereof and the Closing Date or the Purchaser’s earlier termination of this Agreement, as the case may be, Seller may market the Premises for sale. In the event Seller receives an acceptable bona fide offer from a third party (an “Offeror”) to purchase the Premises or any portion thereof, Seller shall give Purchaser written notice of such bona fide offer, together with a copy of the proposed contract of sale executed by the Offeror (the “Proposed Contract”). Within fifteen (15) days of receipt of such notice and Proposed Contract, Purchaser shall either exercise or waive its right of first refusal. If Purchaser elects to exercise its right of first refusal, it shall, within said fifteen (15) day period deliver to Seller a written purchase offer executed by the Purchaser containing the same terms and conditions stated in the Proposed Contract. If Purchaser fails to deliver such executed purchase offer to Seller within said fifteen (15) day period, Purchaser shall be deemed to have waived its right of first refusal. If Seller shall receive such an offer which is not consummated by delivery of a deed to the Offeror (or its respective heirs, successors and assigns), Purchaser’s right of first refusal shall remain applicable to subsequent acceptable bona fide offers. If the offer in question does not include all of the Premises, such right of first refusal shall remain in effect with respect to the remaining portion of the Premises. If such an offer is consummated by delivery of a deed to the Offeror, then Purchaser shall receive a refund of the Deposit.

8.2
Contracts. Seller shall not, without the prior written consent of the Purchaser, which shall not be unreasonably withheld, enter into any contract with respect to the Premises that shall survive the Closing or will otherwise affect the use, operation, enjoyment or development of the Premises after Closing.

8.3
Operation Pending Closing. During the period commencing on the date hereof and ending on the Closing Date (as hereinafter defined), Seller shall, at Seller’s sole cost and expense, (i) maintain and operate the Premises in compliance with all laws, ordinances and other requirements of any governmental authority having jurisdiction and substantially in the same manner in which it maintained and operated the Premises immediately before entering into this Agreement, as though Seller were retaining the Premises and (ii) maintain and keep Seller’s insurance in full force and effect.

8.4
Violations. All notices of violations of law, ordinances, orders or other governmental requirements against or affecting the Premises (“Violations”) on the Closing Date (as hereinafter defined) issued by a governmental authority shall be complied with by Seller and the Premises shall be conveyed free of same. Seller shall furnish to Purchaser an authorization to make the necessary searches therefore. If Seller shall receive any notice of Violation during the term of this Agreement, it shall furnish a true copy of same to Purchaser promptly after receipt by Seller. If any such Violation shall, in Purchaser’s reasonably exercised opinion or in the opinion of Purchaser’s counsel, constitute an impediment to Purchaser’s application for the Required Approvals (as hereinafter defined), Seller shall, after written request by Purchaser, promptly perform all such work as shall be required to cure and shall cause the Violation to be removed. In the event such Violation cannot be removed then Purchaser shall have the right to terminate this Agreement and the Deposit with all interest accrued thereon shall be returned to the Purchaser and Seller shall immediately thereafter refund to Purchaser all payments made by Purchaser to Seller in connection with the Agreement.

9.
Seller’s Closing Documents. The Premises shall be conveyed and transferred by Seller to Purchaser on the Closing Date by the following instruments; the parties shall agree upon the instrument no later than 5 days prior to the Closing Date:

9.1
Premises. A warranty deed with lien covenants in proper statutory form for recording, duly executed by Seller and acknowledged (the “Deed”) so as to convey the Purchaser good and marketable title in fee simple to the Premises, free and clear of all claims, liabilities, obligations, security interest, liens, judgments and encumbrances except as specifically provided otherwise herein and such other documents as may be appropriate or necessary to convey the real property interest intended to be conveyed.

9.2
Termination of Lease. Seller will deliver at Closing a termination the Lease executed by Seller and its tenant.

9.3
FIRPTA. An affidavit required by Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Regulations pursuant thereto, and acceptable to the Purchaser (the “FIRPTA Affidavit”).

9.4
Closing Statement. A Closing Statement showing all closing costs and expenses of each party, all credits, debits and all pro-rations and showing the net amount due from Purchaser at Closing.

9.5
Seller’s Closing Certificate. A certificate, dated as of the Closing Date, duly executed by Seller, stating that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects on the Closing Date (with appropriate modifications of those representations and warranties made in Section 7 hereof to reflect any changes therein or identifying any representation or warranty which is not, or is no longer, true and correct in all material respects and explaining the state of facts giving rise to the change).

10.
Prorations and Adjustments. The following shall be prorated and adjusted between Seller and Purchaser as of midnight on the day preceding the Closing, except as otherwise specified:

10.1
Real Estate Taxes and Assessments, etc. All rent, real estate taxes and assessments (including water and sewer assessments) with respect to the Premises and such other items as are customarily adjusted in transactions of this nature shall be prorated and adjusted as of midnight on the day preceding the Closing Date. All adjustments shall survive Closing.

11.
Closing. The Purchaser and the Seller agree that the purchase and sale contemplated by this Agreement will be consummated as follows:

11.1
Title Transfer. The Seller agrees to convey all of Seller’s right, title and interest in the title to the Premises to the Purchaser by the Deed and such other appropriate or necessary transfer instruments by 10:00 A.M. on the Closing Date and, effective on the delivery of the Deed and other transfer instruments by the Seller to the Purchaser. At the Closing, the Purchaser will not be required to assume or to pay or discharge any liabilities of the Seller.

11.2
Closing Date. The closing (the “Closing”) of this transaction will take place at the offices of the Chautauqua County Clerk, or at such other location as shall be agreed to by the parties hereto, on February 1, 2018 and after the satisfaction of all contingencies contained in this Agreement (the “Closing Date”). Either party may, after the above date, declare time is of the essence and set a specific time for Closing on a business day at least seven (7) business days after receipt of written notice that time is of the essence has been declared.

12.
Closing Costs. The expenses of Closing shall be paid in the following manner:

12.1
Seller’s Costs. In connection with the consummation of this transaction, Seller shall pay (i) any and all prorations or adjustments required by this Agreement in favor of Purchaser or according to local custom; (ii) any and all transfer taxes, and conveyance fees; and (iii) the cost associated with any title insurance policy obtained for Purchaser as required in Section 4.

12.2
Purchaser’s Costs. In connection with the consummation of this transaction, Purchaser shall pay (i) all fees in connection with the recording of the Deed, (ii) any and all prorations or adjustments required by this Agreement in favor of Seller or according to local custom; and (iii) the cost of Title Documents, but Purchaser shall receive a credit at Closing for such documented costs.

13.
Eminent Domain. If, prior to the Closing Date, eminent domain proceedings materially affecting the Premises shall be threatened or commenced by any competent public authority against the Premises or any portion thereof which would materially and adversely affect Purchaser’s ability to use the Premises, Purchaser shall have the option to (i) proceed with this transaction and pay the Purchase Price at the Closing and receive an assignment from Seller of all of Seller’s right, title and interest in and to such condemnation proceeding, in which event any compensation paid or payable as a result of such eminent domain proceedings shall be and become the sole property of Purchaser or (ii) terminate this Agreement in which event Seller shall retain such award, and the Deposit plus interest accrued thereon shall be returned to Purchaser, and all documents furnished or delivered pursuant to the terms of this Agreement shall be returned to the party who furnished them and thereafter both parties shall be released from any further liability hereunder. Seller agrees that it shall give to Purchaser written notice of any such threatened or actual eminent domain proceedings within five (5) days after Seller first becomes aware thereof. If the eminent domain proceedings do not materially affect the Premises, Purchaser shall have no right to terminate this Agreement, but shall receive a credit or an assignment, at Closing, of any compensation paid or payable as a result of such eminent domain proceedings. In the event of any such non-material taking, Seller shall not compromise, settle or adjust any claims to such award without Purchaser’s prior written consent (which will not be unreasonably withheld), it being understood and agreed that Purchaser has an interest in all such proceeds.

14.
Broker’s Commissions. Purchaser represents and warrants that Purchaser has not entered into any agreement which might result in the obligation to pay any brokerage commission, finder’s fee or other compensation with respect to the transaction contemplated hereby. Purchaser agrees to indemnify Seller and hold Seller harmless from and against any losses, liabilities, damages, costs and expenses (including attorneys’ fees) incurred by Seller by reason of any breach or inaccuracy of the representation and warranty contained in this Section 14. Seller represents and warrants that Seller has not entered into any agreement which might result in the obligation to pay any brokerage commission, finder’s fee or other compensation with respect to the transaction contemplated hereby. Seller agrees to indemnify Purchaser and hold Purchaser harmless from and against any losses, liabilities, damages, costs and expenses (including attorney’s fees) incurred by Purchaser by reason of any breach or inaccuracy of the representation and warranty contained in this Section 14. The provisions of this Section 14 shall survive the Closing, or if the Closing does not occur, the termination of this Agreement.

15.
Miscellaneous.

15.1
Capacity. Each individual and entity executing this Agreement hereby individually represents and warrants that he and/or it has the capacity set forth on the signature pages hereof with full power and authority to bind the party on whose behalf he and/or it is executing this Agreement to the terms hereof.

15.2
Entire Agreement. This Agreement constitutes the entire Agreement between the Purchaser and the Seller relating to this sale and supersedes all other prior agreements and representations in connection with said sale. There are no agreements, understandings, warranties or representations between the Purchaser and the Seller except as set forth herein.

15.3
No Amendment or Waiver. This Agreement shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect or particular unless the same shall be in writing and signed by the parties hereto. No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach.

15.4
Counterparts and Facsimile Documents. This Agreement may be executed in any number of counterparts, each of which will be considered to be an original, but all of which when taken together shall constitute one and the same instrument. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Agreement attached thereto.

15.5
Notice. Any notice, demand, request or communication of any kind required or permitted hereunder shall be sufficiently given if sent by (i) hand delivery, (ii) reputable overnight carrier, (iii) United States registered or certified mail, postage prepaid, return receipt requested or (iv) or email (with confirmation of receipt thereof) to the parties at their address set forth above or at such other address each may designate from time to time. A copy of any such notice, demand, request or communication sent to Purchaser shall be sent to the attention of Robert A. Biltekoff, Esq., Biltekoff Law Office, LLC, 43 Court St., Suite 930, Buffalo, NY 14202. A copy of any such notice, demand, request or communication sent to Seller shall be sent to the attention of Robert B. Gleichenhaus, Esq., Gleichenhaus, Marchese & Weishaar, PC, 43 Court St., Suite 930, Buffalo, NY 14202. Any such notice, demand, request or communication shall be deemed to have been duly given or served on the date shown on the return receipt or other evidence of delivery, if mailed, or on the date shown on the confirmation receipt, if telecopied or emailed.

15.6
Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of New York. If any provisions of this Agreement shall be unenforceable or invalid, the same shall not affect the remaining provisions of this Agreement.

15.7
Parties. Except as otherwise provided in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, executors, administrators, successors and assigns.

15.8
No Assignment. Neither party shall have the right to assign this Agreement without the prior written consent of the other party.

15.9
Headings. Section headings of this Agreement have been inserted for convenience of reference only and will in no way modify or restrict any provisions hereof or be used to construe any such provision.

15.10
Exhibits. All Exhibits attached hereto are incorporated herein by reference and made a part hereof.

15.11
Additional Acts. Each party hereto shall from time to time perform such additional acts as the other party may reasonably request to effectuate the intent of this Agreement.

15.12
Interpretation and Enforcement. If suit or action is filed to interpret or enforce this Agreement, the prevailing party shall be entitled to be awarded its reasonable attorneys’ fees and disbursements through all appeals in addition to other costs and disbursements allowed by law, including those incurred on appeal.

16.
Escrow Conditions. Upon execution of this Agreement by all parties, Purchaser shall deliver to Gleichenhaus, Marchese & Weishaar, PC, having a mailing address at 43 Court St., Suite 930, Buffalo, NY 14202 ("Escrow Agent"), Purchaser's check in the amount of $10,000 being the amount to be paid by Purchaser upon the execution of this agreement (the "Deposit").

Escrow Agent shall hold the Deposit in accordance with this agreement, or a joint instruction signed by Seller and Purchaser, or separate instructions of like tenor signed by Seller and Purchaser, or a final judgment of a court of competent jurisdiction. If Escrow Agent shall receive an instruction from Seller or Purchaser, Escrow Agent may act in accordance with such instruction if the other party shall fail to notify Escrow Agent not to act in accordance with such instruction within ten days after delivery of such instruction by Escrow Agent to said other party. Escrow Agent at any time may deposit the Deposit with a court of competent jurisdiction, and upon notice to Seller and Purchaser of such deposit Escrow Agent shall have no further responsibility or liability hereunder. Escrow Agent hereby is authorized and directed to deliver the Deposit to Seller if, as and when title closes.

Seller and Purchaser acknowledge that Escrow Agent is merely a stakeholder, and that Escrow Agent shall not be liable for any act or omission unless taken or suffered in bad faith, in willful disregard of this agreement or involving gross negligence.

Without limiting the generality of the foregoing, Escrow Agent shall have no responsibility to protect, demand payment of, collect, or enforce any obligation with respect to the Deposit, or for any diminution of the value, or the failure to earn income, of the Deposit for any cause. Escrow Agent shall not be required to invest the Deposit in an interest bearing account or other income producing investment.

All instructions or notices given pursuant to this Section 16 shall be in writing and delivered in accordance with the requirements for notices pursuant to this agreement. For purposes of this Section 16, such instructions and notices shall be deemed delivered on the date of delivery, if by hand, or on the date of mailing, if mailed, except that no instruction or notice to Escrow Agent shall be deemed effectively delivered to Escrow Agent until actual receipt thereof by Escrow Agent.

17. Termination. This Agreement shall terminate and be null and void if not executed by Seller and returned to Purchaser on or before 5:00 P.M. on the 27th day of October, 2017.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLER:		PURCHASER:
Greg DiPaolo’s Pro Am Golf, LLC		WEED, Inc.

By:	By:
Gregory DiPaolo, its Managing Member	Glenn E. Martin, its President

By:
Patti Ann Brown, its Managing Member

ESCROW AGENT:
Gleichenhaus, Marchese & Weishaar, PC

By:
Name:
Title:

Seller’s Attorney		Purchaser’s Attorney

Robert B. Gleichenhaus, Esq. Gleichenhaus, Marchese & Weishaar, PC 43 Court St, Ste 930 Buffalo, NY 14202 (716) 845-6446 gleich4@yahoo.com		Robert A. Biltekoff, Esq. Biltekoff Law Office, LLC 43 Court St, Ste 930 Buffalo, NY 14202 (716) 748-7314 rob@biltekoffllc.com